SEC 1344                                                           OMB APPROVAL
2-2002                                                               #3235-0058
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             United States Securities and Exchange Commission
                          Washington, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

SEC File No:

(check one)

---  Form 10-K
---  Form 20-F
---  Form 11-K
-X-  Form 10-Q
---  Form N-SAR

For Period Ended :  March 31, 2002

---  Transition Report on Form 10-K
---  Transition Report on Form 20-F
---  Transition Report on Form 11-K
---  Transition Report on Form 10-Q
---  Transition Report on Form N-SAR

For the Transition Period Ended: -------------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

*******************************************************************************

PART 1 - REGISTRANT INFORMATION

Full Name of Registrant:                 Universal Ice Blast, Inc.

Address of Principal Executive Office:   533 6th Street South

City, State and Zip Code:                Kirkland, WA 98040

PART II - RULES 12B-25(b) AND (c)

---        (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable
                effort or expense;
-X-        (b)  The subject annual report, semi-annual report, transition report, on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar
                day following the prescribed due date; or the subject
                quarterly report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the
                prescribed due day; and
---        (c)  The accountant's statement or other exhibit required by
                Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

(State below in reasonable detail why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.)

The Company requires additional time to arrange for and complete the audit of its December 31, 2001 financial statements. The Company was unable to file the form 10QSB until the finalization of certain year end accounting matters was completed.





PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     David Saporta               425                   893-8424
     ------------------      ------------        ---------------------
     (Name)                  (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                                                           -X- Yes  --- No
     Form 10KSB filed May 15, 2002
     ----------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          --- Yes  -X- No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

************************************************************************
                                 SIGNATURE
************************************************************************

Universal Ice Blast, Inc.
(Name of Company)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


By: /s/ David A. Saporta                    Date:  May 15, 2002
-------------------------------------    ------------------------------
David A. Saporta
Title: Chief Financial Officer